Exhibit 3.2
DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (776) 884 6708 Website: secretaryofstate.blz

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation (PURSUANT TO NRS 78.1955)

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1.	Name of corporation:

Passport Arts, Inc.

2.
By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

RESOLVED, that there shall be a series of shares of the Corporation designated Series A Convertible Preferred Stock"; that the number of shares of such series shall be 2,500,000 and that the rights and preferences of such series (the "Series A Preferred") and the limitations or restrictions thereon, shall be as set forth herein;

1. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock, the amount of $ 1..00 per share (the "Liquidation Preference").

2. Dividends. The holders of the Series A Preferred shall not be entitled to receive any dividends on their shares of Series A Preferred Stock.

(Continued on attached)

Filing Fee: $176,00

3.	Effective date of filing (optional):

4.	Officer Signature: /s/ Arnold Casa

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

PASSPORT ARTS, INC.

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CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
OF THE SERIES A CONVERTIBLE PREFERRED STOCK
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3.     Conversion. The holders of the Series A Preferred shall have optional conversion rights as follows:

(a)            Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, into one (1) share of fully paid and non-assessable shares of Common Stock at any time.

(b)            Mechanics of Conversion. To convert shares of Preferred into shares of Common Stock under Section 3(a), the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects (with the right to revoke) to convert the shares and shall state therein date of the conversion, the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter, the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation; provided, that the holder shall not be required to deliver the certificates representing such shares if the holder is waiting to receive all or part of such certificates from the Corporation. The Corporation shall immediately issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

(c)            Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain any requisite shareholder approval.

(d)            Reorganization or Merger. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person (other than a sale or transfer to a wholly-owned subsidiary of the Corporation), then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Preferred.

4.         Voting Rights. The Series A Preferred shall not have the right to vote on any matters with the holders of the Common Stock, except as required by law.